EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter Financial Information

SPOKANE, Wash., July 15, 2004 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB: NBCT) President & CEO, Randall L. Fewel, announced today that net income for the quarter ended June 30, 2004 was $436,139; this is an 8.2% improvement when compared to net income of $403,025 earned in the second-quarter of 2003. Fully diluted earnings per share improved to $0.21 for the quarter ended June 30, 2004 when compared to earnings of $0.20 per share for the quarter ended June 30, 2003. Six-month year-to-date earnings have improved 8.6%, from $776,777 in 2003 to $843,279 this year, with fully diluted earnings per share of $0.42 in 2004, compared to $0.39 for the same period last year. Prior-year results have been adjusted to incorporate the effect of a five-percent stock dividend paid in June 2004. For the first-half of the year, annualized return on average assets is 0.79% and annualized return on average equity is 9.00%. Total assets for the company were $224 million on June 30th, an increase of 6.4% when compared to the same date last year.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"). The Bank reported quarterly earnings growth of 6.0% and year-to-date earnings growth of 6.4%; second-quarter earnings this year of $461,176 and year-to-date earnings of $869,452 compare to $435,043 in the second-quarter of last year and year-to-date earnings of $817,065. On June 30, 2004, the Bank reported deposits of $180.1 million and net outstanding loans, including mortgage loans held for sale, of $146.2 million; on the same date last year, deposits reported at $169.4 million and loans reported at $143.9 million.

Mr. Fewel noted that net income has improved even though net interest income has declined when compared to the first six-months of the prior year. The continued low interest rate environment has resulted in the re-pricing of a significant portion of the Bank's loans and investment securities. This reduction in interest income has been partially offset by a concurrent reduction in interest expense on deposits and borrowed funds; however, the reduction in interest income for the first-half of this year was about $362,000 and the reduction in interest expense was approximately $236,000.

Offsetting the decline in net interest income, continued improvement in loan quality has allowed the Bank to reduce the amount that it funds to cover expected loan losses. For the first-half of 2004, the Bank has expensed $120,000 to its allowance for loan and lease losses (ALLL), which compares to $412,500 in the first-half of 2003. The Bank continues to maintain a strong reserve position; at $2.169 million, the ALLL reserve is equal to 1.49% of gross loans, not including loans held for sale.

Due to increased home loan rates, non-interest income related to the origination of mortgage loans has declined this year. However, the Bank's Mortgage Department continues to contribute to overall profitability as it has taken advantage of continued brisk activity in residential construction through new home purchase loans and residential builder financing.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:
Northwest Bancorporation, Inc.
Randall L. Fewel, President and CEO
(509) 456-8888